BBCN Bancorp, Inc.
3731 Wilshire Boulevard, Suite 1000
Los Angeles, CA 90010
Attn: Mr. Kevin S. Kim, Chairman

Dear Mr. Kim:

I was surprised that the Form 8-K announcing my resignation from the Board failed to disclose the disagreements I have had with the Company’s corporate governance practices. In my short note to you following my resignation, I did not feel the need to re-visit the disagreements I have had with you and the Board during my tenure, as I knew these disagreements were well known to you. To file a Form 8-K that ignores these known disagreements and implies that I had no disagreements was misleading at best.

I have read the redacted letter that Mr. Hong submitted to the Company in connection with his concurrent resignation and that was attached to the Form 8-K. As you well know, Mr. Hong and I share many of the same concerns with the Company’s governance practices and our resignations were driven by these concerns. The implication in the Form 8-K that Mr. Hong resigned because he was not going to be re-nominated to the Board and the quotation of a polite phrase from my message to you confirming my resignation without noting that you were aware that I was also resigning because of disagreements, were obvious acts of misdirection. To be clear, my resignation, like Mr. Hong’s, was because of our disagreements with the Company’s corporate governance practices under your leadership.

Sincerely,

/s/ Kiho Choi

Kiho Choi

CC: Independent Directors, BBCN